Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

National Health Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[3]	Maximum Aggregate Offering Price[3]	Fee Rate	Amount of Registration Fee
Equity	Other	3,000,000[2]	$54.67	$164,010,000	0.0001102	$18,073.90
Total Offering Amounts				$164,010,000		$18,073.90
Total Fee Offsets
Net Fee Due						$18,073.90
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of National Health Investors, Inc. common stock, $0.01 per share, that become issuable under the Amended and Restated National Health Investors, Inc. Incentive Plan (the “Amended and Restated Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Reflects an increase in the number of shares of common stock available to be issued pursuant to the Amended and Restated Plan.
(3) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $54.67 per share, which is the average of the high and low prices of common stock, as reported on the New York Stock Exchange, on August 3, 2023.